Exhibit 99.1

FSP Phoenix Tower Corp.

FSP Phoenix Tower Corp. (the "Company") has declared a dividend in the amount of $772 per share of preferred stock, representing property operations for the quarter ended September 30, 2010.  The dividend will be payable on November 29, 2010 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company’s property, a 34-story, multi-tenant Class "A" office building containing approximately 629,054 square feet, is located in Houston, Texas, and, as of September 30, 2010, was approximately 65% leased, a 3% decrease from the prior quarter.  The decline in occupancy during the third quarter was primarily attributable to Morgan Stanley Smith Barney opting to vacate the building upon lease expiration due to a corporate mandate to consolidate and reduce the number of branch offices in Houston.

On September 15, 2010, the Company entered into a $2.8 million dollar contract with Thyssen Krupp Elevator Corporation to modernize 21 elevators serving the property.  Over the years, the increasing costs to maintain and operate the system’s mechanical relay controls, as well as the declining level of performance of the vertical transportation, have warranted the modernization project.  The work will commence during the fourth quarter of 2010 and is anticipated to be complete by the end of 2011.  Management believes that the elevator modernization project should reduce operating costs, improve the overall performance of elevator service, and provide yet another positive attribute to entice prospective tenants.

During the third quarter, occupancy within the submarket in which the property competes started to show some signs of improvement with a modest 1% increase over the prior quarter.  However, rental rates during the same period experienced a slight decrease.  Management continues to believe that the position of the property within the city’s office market is strong, and is optimistic that the existing vacant space will ultimately be leased to new tenants.  Management remains confident that the repositioned Phoenix Tower is a much more desirable office environment for prospective and existing tenants.  However, until the existing vacancy is re-leased, it is likely that we will continue to experience lower occupancy rates and, as a consequence, lower dividend yields.

The Texas Workforce Commission reported that unemployment in the Houston area decreased to 8.2% in September, a 0.6% decrease from June 2010, and the lowest unemployment level reported year to date.  As we have stated during prior quarters, we continue to believe that vacancy and unemployment rates will likely remain flat or increase slightly in Houston before conditions start to improve within six to twelve months.  Additional jobs in Houston could, over time, improve the pace of leasing activity.  Management believes that the global and local economic downturns, combined with the lingering impact of the BP oil spill in the Gulf of Mexico on the local oil and gas industry are prolonging the time that it takes to re-lease the property.

As of the date of this letter, a total of $4.6 million has been drawn down on the $15 million revolving line of credit from Franklin Street Properties Corp. to cover capital improvement costs, as well as tenant improvement and commission costs.  At the current level of occupancy, the property is projected to produce enough income going forward to cover operating expenses and interest on an annual basis.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=001354309

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP Phoenix (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Phoenix Tower Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
06/30/2006	$1,534	$1,610,700	6.1%
09/30/2006	$1,651	$1,733,550	6.6%
12/31/2006	$2,285	$2,399,250	9.1%
03/31/2007	$1,809	$1,899,450	7.2%
06/30/2007	$1,751	$1,838,550	7.0%
09/30/2007	$1,732	$1,818,600	6.9%
12/31/2007	$1,833	$1,924,650	7.3%
03/31/2008	$1,505	$1,580,250	6.0%
06/30/2008	$ 240	$ 252,000	0.9%
09/30/2008	-0-	-0-	0.0%
12/31/2008	$ 495	$ 519,750	2.0%
03/31/2009	$ 666	$ 699,300	2.7%
06/30/2009	$ 714	$ 749,700	2.9%
09/30/2009	$ 738	$ 774,900	3.0%
12/31/2009	$ 952	$ 999,600	3.8%
03/31/2010	$1,047	$1,099,350	4.2%
06/30/2010	$ 952	$ 999,600	3.8%
09/30/2010	$ 772	$ 810,600	3.1%

*Yield based on original offering amount of $105,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.